EXHIBIT 3(c)
                               AMENDMENT NO. 1 TO
                             DISTRIBUTION AGREEMENT
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                                                                    EXHIBIT 3(c)

                               AMENDMENT NO. 1 TO
                             DISTRIBUTION AGREEMENT

THIS AMENDMENT No. 1 TO THE DISTRIBUTION AGREEMENT is entered into this 1st day of July, 2001, by and between IL Annuity and Insurance Company, a Kansas corporation (formerly domiciled in Massachusetts), and IL Securities, Inc., an Indiana corporation.

WHEREAS, IL Annuity and Insurance Company ("IL Annuity") and IL Securities ("Distributor") have entered into a Distribution Agreement, dated
_________________, wherein Distributor agreed to provide IL Annuity with specified services related to the distribution of certain insurance policies issued by IL Annuity.

NOW THEREFORE, in consideration of the foregoing recitals and mutual promises hereinafter contained and other good and valuable consideration, Distributor and IL Annuity mutually agree to the following:

1.       Add to Schedule 1, as follows:

         "The Visionary STAR Flexible Premium Deferred Variable Annuity"

2. Schedule 2 is attached to the Agreement dated ____________ is deleted and replaced by the Schedule 2, dated July 1, 2001, attached hereto.


All other provisions in the Agreement not specifically amended above remain in effect and unchanged.


IN WITNESS WHEREOF, the parties have executed this Agreement.


IL SECURITIES, INC.                  IL ANNUITY AND INSURANCE COMPANY


By______________________________     By_________________________________


Title____________________________    Title______________________________


Witness__________________________    Witness____________________________


Date_____________________________    Date_______________________________


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